ABN AMRO Series 2001 7 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
R 1	0.00	0.01	0.00
B 1	50,197.31	228,887.39	3,280,885.78
B 2	28,684.16	130,792.81	1,874,791.90
B 3	17,935.12	81,779.77	1,172,236.23
B 4	14,342.09	65,396.42	937,395.93
B 5	8,458.31	48,998.20	702,343.35
IA 1	204,974,062.16	21,228,404.77	165,093,955.35
IA P	1,590,286.96	0.00	2,920,270.64
IA X	0.00	306,117.95	2,053,193.01
IIA 1	31,185,397.53	4,124,834.59	42,414,973.08
IIA P	91,760.38	0.00	628,877.40
IIA X	0.00	85,899.61	809,945.64
M	93,223.55	425,076.61	6,093,073.62
R 2	0.00	0.00	0.00